Exhibit 99


1994 AVNET INCENTIVE STOCK PROGRAM


ARTICLE I

Purpose of the Program

     This incentive stock program is intended to supplement existing incentives for personnel employed or retained by the Company. Such purpose is to be accomplished through the allocation of shares of Avnet, Inc. Stock for delivery (i) upon the achievement of goals tailored to the functions and responsibilities of individual employees or groups of employees, (ii) in recognition of results actually achieved in an immediate past fiscal period by individual employees or groups of employees and (iii) upon the individual employees' continuance in the employ of the Company for a pre-determined period of time.

ARTICLE II

Definitions

     The following words and phrases used herein shall, unless the context otherwise indicates, have the following meanings:

      1. "Board of Directors" and "Director" shall mean, respectively, the Board of Directors of Avnet, Inc.
and any member thereof.

      2.       "Code" shall mean the Internal Revenue
Code of 1986, as amended.

      3. "Committee" shall mean a committee charged with administering this Program, which Committee shall
(i) be appointed by the Board of Directors, and (ii) consist of three or more non-employee Directors, none of whom is eligible or at any time has been eligible to participate in allocations of Shares under this Program, and each of whom shall meet the requirements of an "outside director" under Section 162(m) of the Code.

      4. "Company" shall mean Avnet, Inc. and all of its Subsidiaries.

      5. "Eligible Employee" shall mean any regular full-time employee of the Company (including any Director who is also such a regular full-time employee).

      6.       "Executive Officer" shall mean any
Eligible Employee who is an executive officer of the Company.

      7.       "Participant" shall mean an Eligible
Employee who is awarded Shares under this Program.

      8.       "Program" shall mean the 1994 Avnet
Incentive Stock Program, as herein set forth and as amended from time to time.

      9.       "Shares" shall mean shares of Stock.

     10.       "Stock" shall mean the common stock of
Avnet, Inc., as presently constituted.

     11.       "Subsidiary" shall mean any corporation
80% of the total combined voting power of all classes of capital stock of which shall at the time in question be owned by Avnet, Inc. and any of its Subsidiaries.

ARTICLE III

Shares Reserved for the Program

     1. The maximum number of Shares which may be awarded to Eligible Employees under this Program shall be 350,000 Shares as presently constituted. In the event of any change in the kind or number of outstanding Shares by reason of a stock dividend, recapitalization, split-up, combination of Shares or like capital adjustment, such 350,000 Share total shall be appropriately adjusted by the Committee, whose determination in that regard shall be conclusive.

     2. The Shares awarded under this Program may, in the discretion of the Committee and with the consent of the Board of Directors, consist of authorized but unissued Shares or Shares held in the treasury of Avnet, Inc.

     3. Any Shares which are awarded for delivery hereunder, but which are forfeited prior to such delivery, may thereafter again be awarded to Eligible
Employees hereunder.

ARTICLE IV

Administration of the Program

     1. This Program shall be administered by the Committee, which shall have the sole authority and full power to construe and interpret the Program, to establish, construe, amend and rescind rules and regulations for its administration and to make all other determinations necessary or advisable for administering this Program.

     2.        A majority of the members of the Committee
(but not less than two) shall constitute a quorum, and all acts, decisions or determinations of the Committee shall be by majority vote of such of its members as shall be present at a meeting duly held at which a quorum is so present. Any act, decision or determination of the Committee reduced to writing and signed by a majority of its members (but not less than two) shall be fully effective as if it had been made, taken or done by vote of such majority at a meeting duly called and held. The determination of the Committee with respect to any matter committed to its discretion in this Program shall be conclusive.

     3.        The Committee shall deliver a report to
the Board of Directors with reasonable promptness following the taking of any action(s) in the administration of this Program, which report shall set forth in full the action(s) so taken. The Committee shall also file such other reports and make such other information available as may from time to time be prescribed by the Board of Directors.

ARTICLE V

Award and Delivery of Shares

     1. At the end of each fiscal year of Avnet, Inc., the Committee shall select the Eligible Employees to whom an award of Shares shall be made. The Committee shall have the authority, to be exercised in its sole discretion, to determine (i) whether any particular
Eligible Employee shall be selected to receive an award,
(ii) the number of Eligible Employees to be selected to receive awards, and (iii) the number of Shares to be included in each award.

     2.        At the time an award of Shares is made,
the Committee may establish a period of time (the
"Vesting Period") applicable to such award, which Vesting
Period shall not be more than ten years. Each award of Shares may have a different Vesting Period, and different portions of the award may have different Vesting Periods.
The Committee may, in its sole discretion, at the time an award is made, prescribe those events (including, without limitation, the termination of such Participant's employment) the occurrence of which during the Vesting
Period shall result in the complete or partial forfeiture of the award of Shares.

     3.        Upon the expiration of the applicable
Vesting Period, without the occurrence of an event of forfeiture, a stock certificate or certificates representing the number of Shares which have vested shall be registered in the name of the Participant and shall be delivered, free and clear of all restrictions, except any that may be imposed by law, to the Participant or, if the Participant has died, to the Participant's beneficiary or estate as the case may be.

     4. Notwithstanding the foregoing, the Committee may, in its sole discretion, waive the occurrence of an event of forfeiture or accelerate the vesting and delivery of Shares under an award.

     5.        The Board of Directors or the Executive
Committee thereof shall from time to time take all necessary action to the end that all Shares delivered under this Program shall have been validly issued and shall be fully paid and non-assessable.
                      ARTICLE VI

                   Qualified Awards

     1. At the beginning of each fiscal year, the Committee shall determine which, if any, Executive
Officers, to whom it may award Shares pursuant to this Program, is likely to be a "covered employee" having
"applicable employee remuneration" (including Shares delivered under this Program) materially in excess of $1 million in any taxable year of the Company with the result that Section 162(m) of the Code is likely to apply to the delivery of all or a material portion of any Shares which the Committee may award to such Executive
Officer with respect to such fiscal year.

     2.        If the Committee in its sole discretion
determines that there are one or more such Executive
Officers (the "Restricted Executives"), then the
Committee shall, for each such Restricted Executive, set performance goals in writing, based on one or more objective criteria applicable to the Company, chosen from the following:

          (i)  earnings per share,
          (ii) gross revenues,
          (iii)               pre-tax income,
          (iv) net income after taxes,
          (v)  market price of the Shares, and
          (vi) return on equity.


The objective criteria chosen pursuant to this paragraph
2 are hereinafter called the "Performance Goal."  The
Performance Goal need not be the same for each Restricted
Executive. The Performance Goal must be fixed by the Committee at a time when satisfaction of the Performance
Goal is substantially uncertain, and no later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, or, if the period of service to which the Performance Goal relates is less than the entire fiscal year, before 25% of the period of service has elapsed.
     3. The Committee shall determine, at the time the Performance Goal is set, the number of Shares that will be awarded to a Restricted Executive if (or to the extent that) the Performance Goal is achieved. Prior to the award of Shares to a Restricted Executive, the Committee shall certify in writing that the Performance Goal has been satisfied. An award pursuant to this Article is hereinafter called a "Qualified Award." The Committee shall have the discretion to reduce, but not to increase, the number of Shares payable pursuant to a Qualified
Award.

     4.   The number of Shares awarded to a Restricted
Executive with respect to any fiscal year shall in no event exceed 10,000 Shares.

     5.   Except as specifically provided in this
Article, Qualified Awards are subject to the general provisions of this Program.

     6. Uncapitalized terms used in this Article in quotation marks have the meanings assigned to them under
Section 162(m) of the Code. The provisions of this Article are intended to assure that Shares delivered pursuant to Qualified Awards qualify for the performance-based compensation exception of Section 162(m)(4)(C) of the Code, and the Program and this Article should be interpreted consistently therewith, and no amendment shall be made to the Program which would have the effect of disqualifying previously-made Qualified Awards for such exception.

ARTICLE VII

Amendment of the Program

     At any time and from time to time until this Program shall have terminated, the Board of Directors may amend the Program as the Board may deem advisable and in the best interests of the Company and may terminate the Program at any time provided, however, that unless approved by the affirmative vote of a majority of the outstanding shares of capital stock of Avnet, Inc.
entitled to vote thereon, at a meeting of the shareholders of Avnet, Inc. duly called and held, no amendment to the Program shall be adopted which shall (a) affect the composition or functioning of the Committee,
(b) increase the aggregate number of Shares which may be awarded hereunder, (c) extend the termination date hereof, or (d) contravene paragraph 6 of Article VI.

                     ARTICLE VIII

                Registration of Shares

     The Company may delay the delivery of Shares hereunder to any person or persons for such period as it may deem necessary or advisable to effect compliance with (or secure exemption from) the applicable provisions of the Business Corporation Law of New York, the registration requirements of the Securities Act of 1933, the qualification or registration requirements of any applicable state securities laws, any other applicable statute, rule or regulation and the listing requirements of the New York Stock Exchange and any other securities exchange on which the Stock may at any time be listed, and the Company may require, as a condition to the delivery of such Shares, that the recipients thereof execute and deliver such representations, agreements and covenants in favor of the Company as the Committee may deem necessary or advisable in order to comply with (or secure exemption from) any of such requirements.

                      ARTICLE IX

                         Term

     Unless earlier terminated by the Board of Directors, this Program shall terminate (except as to awards theretofore made and Shares theretofore delivered) on December 31, 1999.

                       ARTICLE X

                 Shareholder Approval

     This Program shall be submitted to the shareholders of Avnet, Inc. for their approval at the 1994 annual meeting of shareholders. If the shareholders do not approve this Program, it shall be annulled and any awards of Shares made hereunder shall thereupon be void without further action of the Company or the Board of Directors.

                      ARTICLE XI

                     Miscellaneous


     1. Each award of Shares under this Program may be evidenced by and subject to a written agreement, executed by the Participant and Avnet, Inc., which shall contain such restrictions, terms and conditions as the Committee may require.

     2. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to Shares delivered pursuant to this Program.

     3. The obligations of the Company under this Program shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provision for the preservation of the rights of Participants who have received an award of Shares under this Program in any agreement or program which the Company may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

     4. The rights of a Participant hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by the Participant, or to attachment or garnishment by creditors of the Participant.

     5. The Company shall not be required to, and shall not, set aside, in a fund or otherwise, any Shares for delivery to a Participant pursuant to an award hereunder.
During the Vesting Period, a Participant shall not be deemed a shareholder of Avnet, Inc. with respect to awarded but unvested Shares and shall not have any of the rights or privileges of a shareholder with respect to such Shares, such as the right to vote such Shares or to receive any dividends with respect to such Shares.
Nothing contained in this Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, or any other person. It is intended that the arrangements reflected in this Program be treated as unfunded for tax purposes.

     6. The award or delivery of Shares under this Program to persons employed or retained by the Company shall not be deemed to confer upon any such person any right to continue in such employment or retention, or to interfere in any way with the right of the Company to terminate such person's employment at any time.

     7. The Program shall be governed by and construed in accordance with the laws of the State of New York.